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                                                                     Exhibit 4.1

                            GENERAL STOCK AWARD PLAN
                                    FOR SCOR

                                   2004 - 2005

                                      RULES

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DEFINITIONS

For the purpose of this Plan, the terms below have the following meaning:

"Beneficiary(ies)"                          Person(s) eligible to participate in
                                            this Plan in accordance with article
                                            2 of this Plan.

"Company" or "SCOR"                         SCOR, a French corporation (societe
                                            anonyme) with capital stock of EUR
                                            645,335,978, whose registered office
                                            is located at 1 avenue du General de
                                            Gaulle - 92800 Puteaux, France, and
                                            which is registered in the Trade and
                                            Companies Register of Nanterre under
                                            no. 562 033 357.

"Custody Account Memorandum"                The memorandum from the Company to
                                            Beneficiaries advising Beneficiaries
                                            of the requirements and procedures
                                            for opening a custody account for
                                            the delivery of Shares under the
                                            Plan.

"Effective Ownership Transfer Date"         A date in January 2005 which shall
                                            be selected by the Chairman and
                                            Chief Executive Officer of the
                                            Company for transfer of unrestricted
                                            ownership of Shares granted under
                                            this Plan.

"Group" SCOR and French and foreign subsidiaries controlled by it within the meaning of article L. 233-16 of the French Commercial Code (Code de commerce).

"Grant Letter"                              The grant letter defined in article
                                            3 of this Plan.

"Local Time"                                Local time at the location of the
                                            employee's employment.

"Plan"                                      This Stock Award Plan.

"Share(s)"                                  Shares of SCOR common stock.

"Special Stock Award Plan"                  The Special Stock Award Plan for
                                            SCOR, a stock award plan reserved
                                            for certain managers and officers of
                                            the Group.

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RECITALS

In order to encourage the Group's employees to continue their efforts on behalf of the Company, the Company is implementing this General Stock Award Plan.

This Plan is governed by French law and reflects current French laws and regulations. This Plan may be amended if new French laws or regulations are adopted which affect the features of this Plan as presented below. This Plan also may be modified to comply with the applicable legal requirements of jurisdictions other than France.

Mandatory legal and regulatory provisions of jurisdictions other than France shall control in those jurisdictions.

1. OVERVIEW

Under this Plan, SCOR will grant to Beneficiaries, on the following terms and conditions, unrestricted ownership of Shares previously repurchased by SCOR and held in its treasury.

2. ELIGIBILITY

2.1 Determination of eligibility

The following persons shall be eligible to receive a Grant Letter and, subject to article 3 hereof, the Shares conditionally granted by the Grant Letter under this Plan as Beneficiaries:

      (a) all employees of the Group who have an employment contract in France or an equivalent employment contract outside of France (other than those employees residing in the U.S. or in any country in which this Plan is not implemented due to local laws or regulations or for any other reason); and

      (b) all persons who reside in the United States and who are treated as employees on the books and records of a Group company,

provided, in the case of both sections (a) and (b) of this article 2.1, that (i) each such employee shall have been continuously employed by a member of the Group for at least three months as of 25 August 2004 and (ii) provided further that each such employee shall not have received or be eligible to receive Shares under the Special Stock Award Plan.

2.2  Not a contract of employment

Eligibility for this Plan shall not affect eligibility for any future plan. Neither eligibility for this Plan nor participation in this Plan shall constitute a contract of employment or otherwise give rise to any obligation on the part of any Group company to retain any person as an employee or in any other capacity.

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3. GRANT LETTER; CONDITIONS TO RECEIVING SHARES; EFFECTIVE OWNERSHIP TRANSFER
DATE

3.1 Grant Letter

SCOR shall deliver or cause to be delivered to each Beneficiary a personal letter (a "Grant Letter") informing him or her:

   - of the number of Shares conditionally granted to such Beneficiary, which Shares such Beneficiary shall be eligible to receive under this Plan on the Effective Ownership Transfer Date, and of the terms, and

   - conditions of the grant of Shares as set forth in article 2, article 3 and elsewhere in this Plan.

3.2 Cumulative conditions to receiving Shares conditionally granted by Grant Letter

      (a) In order to receive unrestricted ownership of the Shares conditionally granted in the Grant Letter, each Beneficiary shall be required to open a custody account on or before January 9, 2005 with Euro Emetteurs Finances (EEF), with which SCOR has signed an agreement to manage this Plan, or such other institution as SCOR may designate, into which custody account Shares for which the conditions of grant (as set forth in this Plan) have been met, shall be deposited on the Effective Ownership Transfer Date.

Any Beneficiary who fails to timely open such custody account in accordance with any instructions provided to such Beneficiary by the Company in the Custody Account Memorandum, shall irrevocably forfeit any and all right to receive any and all Shares conditionally granted under the Grant Letter or this Plan without further action on the part of such Beneficiary, SCOR, the Group or any Group company.

      (b) (i) Beneficiaries who have received a Grant Letter, who have remained continuously employed with the Group from receipt of the Grant Letter until 11:59 p.m. Local Time on 31 December 2004 and who otherwise meet the requirements set forth in article 2 and article 3, shall receive unrestricted ownership and enjoyment of the Shares conditionally granted under their respective Grant Letters on the Effective Ownership Transfer Date.

            (ii) If a Beneficiary, after receiving a Grant Letter under this Plan, has left the Group company's employ at or before 11:59 p.m. Local Time on 31 December 2004, regardless of the reason (including but not limited to death, retirement, resignation and dismissal), then without further action on the part of such employee, SCOR, the Group or any Group company, such Beneficiary shall irrevocably forfeit any and all right to receive any Shares under the Grant Letter or this Plan.

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      (c)   (i) Notwithstanding anything in this Plan to the contrary, except as may otherwise be required by applicable law or as set forth in article 3.2 (c)
(ii), no employee shall be eligible to receive Shares under this Plan
(regardless of whether he or she otherwise qualifies to receive or does receive a Grant Letter) if he or she is on inactive status (that is, on leave of any kind) as of 11:59 p.m. Local Time on 31 December 2004 and such inactive status has been in continuous effect for more than six months as of such time.

            (ii) Notwithstanding the foregoing, except as may otherwise be required by applicable law, the provisions set forth in article 3.2(c) (i) shall not apply if the inactive status is the consequence of an industrial accident, an occupational disease, maternity leave (and to the extent required by applicable law, paternity leave) or trade union leave (to the extent permissible under the applicable trade union/collective bargaining unit agreement).

4. DETERMINATION OF AMOUNT OF GRANT

The number of Shares granted to each Beneficiary shall be calculated on the basis of the Beneficiary's deemed monthly base salary, determined by reference to the Beneficiary's gross annual base salary as of 25 August 2004, pursuant to the following formula: annual base salary shall be divided by 12 to determine deemed monthly base salary, and then multiplied by 3/4 and rounded off to the next lower whole number and then divided by the average closing price of the SCOR stock on the "Premier Marche" of Euronext Paris over the 30 calendar days prior to 25 August 2004 in order to establish the number of Shares that may be granted to such Beneficiary under this Plan. The number of Shares granted shall not include fractions of Shares and shall be rounded off to the next lower whole number.

For Beneficiaries outside the euro zone, the exchange rate between the euro and the Beneficiary's local currency used to determine the equivalent euro-denominated value of the above-mentioned fraction of the gross annual base salary shall be the exchange rate in force on 31 July 2004 as determined by the Company.

For employees who are expatriated from France, the gross monthly base salary is considered to be the reference base salary as fixed in the amendment to his or her employment contract which provides for the conditions of expatriation outside France and shall not include any salary adjustment resulting from expatriation.

5. AVAILABILITY OF SHARES

Commencing on the Effective Ownership Transfer Date, each Beneficiary shall have the right to sell or otherwise transfer the Shares for which unrestricted ownership is transferred to such Beneficiary under this Plan.

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6. SOCIAL SECURITY AND TAX TREATMENT

6.1. French law

The following tax and social security provisions set forth in this article 6.1 are those currently in force. They apply only to Beneficiaries who are working in France, who are French tax residents and are subject to the social security regime in France. They may be amended in the future, in which case SCOR will provide additional information to the Beneficiaries.

Under French law, the Shares transferred are considered a benefit in kind and therefore additional salary which is fully subject to social security contributions and income tax.

The value of this benefit is recognized on the day of the stock ownership transfer based on the Paris stock market opening price, regardless of subsequent changes.

The social security contributions on wages applicable to the number of transferred Shares must be paid fully by the employee on or before the Effective Ownership Transfer Date.

The subsequent gain (or loss) which the Beneficiary may realize as a shareholder (i.e. after unrestricted ownership has been transferred) is subject to the rules on capital gains (or losses) on sales of Shares by private individuals (article 150-OA of the General Tax Code). Under current law, if these capital gains are subject to tax, they are taxed at the statutory rate of 16%, and subject to "additional surtaxes", i.e. 27% (2004 income).

Each Group company shall be entitled to take any actions such Group company deems to be necessary or appropriate in order to ensure that any and all tax withholding obligations of the Group or any Group company that may arise by reason of Shares granted under this Plan are timely satisfied.

6.2. Tax law for countries other than France

Local law applies specifically in all countries other than France where Shares are granted.

The social security contributions on wages (and, as applicable depending on the country, withholding tax) applicable to the number of transferred Shares must be paid fully by the employee on or before the Effective Ownership Transfer Date.

Each Group company shall be entitled to take any actions such Group company deems to be necessary or appropriate in order to ensure that any and all tax withholding obligations of the Group or any Group company that may arise by reason of Shares granted under this Plan are timely satisfied.

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7. NOTIFICATIONS

All notifications under this Plan must be in writing.

When addressed to SCOR or to a Group company, such notifications must be sent to SCOR's registered office in France.

When addressed to the Beneficiary, such notifications must be hand-delivered at his or her place of work or sent to the address which the Beneficiary has provided in writing to SCOR, or to his or her last known domicile.

8. TERM

This Plan shall have a term of one year from the date on which the Company's Board approved this Plan, on August 25, 2004.